Exhibit 3.1

RESTATED CERTIFICATE OF INCORPORATION

OF

ENZO BIOCHEM, INC.

Under Section 807 of the Business Corporation Law

The undersigned, for the purpose of restating the corporation’s Certificate of Incorporation, pursuant to Section 807 of the Business Corporation Law of the State of New York, does hereby certify:

FIRST: The name under which the corporation was formed is Enzo Biochem, Inc.

SECOND: The original Certificate of Incorporation was filed with the Department of State of the State of New York on August 13, 1976.

THREE: The Certificate of Incorporation is amended to effect the following changes authorized by the Business Corporation Law of the State of New York:

(i)	to change the purpose of the corporation in Article 2;

(ii)	to change Article 13 to declassify the Board of Directors and to permit amendments to Article 13 by approval of a majority of the votes of the shares entitled to vote thereon;

(iii)	to remove Article 7, which provided that the first accounting period for the Corporation ended on December 31, 1976;

(iv)	to permit the corporation to merge, sell all or substantially all of its assets, and dissolve with the approval of a majority of the votes of the outstanding shares entitled to vote thereon, pursuant to new Article 8 below;

(v)	to change Article 10 to permit amendments to the corporation’s Certificate of Incorporation and by-laws by approval of a majority of the votes of the shares entitled to vote thereon; and

(vi)	to change (a) the address to which the Secretary of State shall mail a copy of process against the corporation in Article 5, and (b) the county of the office of the corporation in Article 3, and

(vii)	to add a new Article 6 reflecting the name and address of the corporation’s registered agent within the State of New York upon whom process against it may be served.

FOURTH: The amendments to the Certificate of Incorporation set forth herein were authorized by a vote of a majority of the board of directors of the corporation (the “Board” or “Board of Directors”) at a meeting held on January 17, 2022, and by the requisite number of outstanding shares of the corporation’s common stock entitled to vote thereon at a meeting held on April 8, 2022.

FIFTH: The Certificate of Incorporation is restated, as amended, in its entirety as follows:

1.	The name of the corporation is Enzo Biochem, Inc.

2.	The corporation is organized for the purpose of engaging in any lawful act or activity for which corporations may be organized under the Business Corporation Law of the State of New York, provided that the corporation is not formed to engage in any act or activity requiring the consent or approval of any state official, department, board, agency or other body without such consent or approval first being obtained.

3.	The office of the corporation is to be located in the County of Suffolk, State of New York.

4.	The total number of shares of all classes of stock which the Corporation shall have authority to issue is one hundred million (100,000,000) shares, divided into twenty-five million (25,000,000) shares of Preferred Stock of one cent ($.01) par value per share, and seventy-five million (75,000,000) shares of Common Stock of the par value of one cent ($.01) per share. Each share of Common Stock shall be entitled to one vote. No shareholder shall have a preemptive right to acquire any shares or securities of any class, whether nor or hereafter authorized which may at any time be issued, sold or offered for sale by the Corporation. The Preferred Stock may be divided into and issued from time to time in one or more series as may be fixed and determined by the Board of Directors. The relative rights and preferences of the Preferred Stock of each series shall be such as shall be stated in any resolution or resolutions adopted by the Board of Directors setting forth the designation of the series and fixing and determining the relative rights and preferences thereof, any such resolution or resolutions being herein called a “Directors’ Resolution.” The Board of Directors is hereby authorized to fix and determine such variations in the designations, preferences, and relative, participating, optional or other special rights (including, without limitation, special voting rights, of conversion into Common Stock or other securities, redemption provisions or sinking fund provisions) as between series and between the Preferred Stock or any series thereof and the Common Stock, and the qualifications, limitations or restrictions of such rights, all as shall be stated in a Directors’ Resolution, and the shares of Preferred Stock or any series thereof may have full or limited voting powers, or be without voting powers, all as shall be stated in a Directors’ Resolution.

5.	The Secretary of State is designated as the agent of the corporation upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him or her is 81 Executive Blvd, Suite 3, Farmingdale NY 11735.

6.	The name of the corporation’s registered agent, and such registered agent’s address within the State of New York, are CT Corporation System, 28 Liberty Street, New York, NY 10005. The corporation’s registered agent is to be the agent of the corporation upon whom process against it may be served.

7.	Any action required or permitted to be taken by the Board may be taken without a meeting if all members of the Board consent in writing to the adoption of a resolution authorizing the action and such written consents and resolutions are filed with the minutes of the proceedings of the Board.

8.	To the fullest extent permitted by the Business Corporation Law of the State of New York, (a) a plan of merger or consolidation of the corporation, (b) a sale, lease, exchange or other disposition of all or substantially all the assets of a corporation, if not made in the usual or regular course of the business actually conducted by such corporation, and (c) the dissolution of the corporation, shall be authorized at a meeting of shareholders by a majority of the votes of the shares entitled to vote thereon.

9.	The corporation shall, to the fullest extent permitted by the Business Corporation Law of the State of New York, indemnify any and all persons whom it shall have power to indemnify from and against any and all of the expenses, liabilities or other matter as provided under Article Seven of the Business Corporation Law of the State of New York.

10.	(a) No contract or other transaction between the corporation and one or more of its directors, or between the corporation and any other corporation, firm, association or other entity, in which one or more of its directors are directors or officers, or are financially interested, shall be either void or voidable for this reason alone or by reason alone that such director or directors are present at the meeting of the Board or of a committee thereof, which authorizes such contract or transaction, or that his or their votes counted for such purposes:

(1) If the effect of such common directorship, officership, or financial interest is disclosed or known to the Board or committee, and the Board or committee authorizes such contract or transaction by a vote sufficient for such purpose without counting the vote or votes of such interested director or directors, or against;

(2) If such common directorship, officership or financial interest is disclosed or known to the shareholders entitled to vote thereon, and such contract or transaction is approved by vote of the shareholders. For this purpose, the shares of such interested director or directors shall not be shares entitled to vote; or

(3) If the contract or transaction is fair and reasonable as to the corporation at the time it is authorized by the Board, a committee or the shareholders.

(b) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board or of a committee which approves such contract or transaction.

11.	No holder of any shares of stock of this corporation shall be entitled as of right to purchase or subscribe for any part of any shares of stock of the corporation authorized herein or of any additional shares of stock of any class to be issued by reason of any increase of the authorized capital stock of the corporation, or of any warrants, options or other instruments that shall confer upon the holders thereof the right to subscribe for or purchase or receive from the corporation any shares of stock of any class which the corporation may issue or sell, whether or not the same shall be exchangeable for any shares of stock of the corporation of any class, or to purchase or subscribe for any part of any bonds, certificates of indebtedness, debentures or other securities convertible or exchangeable into shares of stock of any class of the corporation, or to which shall be attached or appurtenant any options, warrants or other instruments that shall confer upon the holders of such obligations, options, warrants or other instruments the right to subscribe for or purchase or receive from the corporation any shares of its capital stock of any class or classes now or hereafter authorized, but any shares of stock authorized herein or any such additional authorized issue of any shares of stock or any other securities may be issued and disposed of by the Board of Directors to such persons, firms, corporations or associations, and upon such terms and conditions as the Board of Directors may in their discretion determine, without offering any thereof on the same term or on any terms to the shareholders then of record or to any class of shareholders.

12.	No director of the corporation shall be liable to the corporation or its shareholders for damages for any breach of duty in such capacity, except as otherwise provided by law provided that nothing contained in this Article shall eliminate or limit the liability of a director (i) if a judgment or other final adjudication adverse to him establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 710 of the Business Corporation Law of the State of New York or (ii) for any act or omission prior to July 8, 1988.

13.	(a) Election of directors need not be by ballot unless the by-laws of the corporation so provide.

(b) Advance notice of shareholder nominations for the election of directors shall be given in the manner provided in the by-laws of the corporation.

(c) Newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause shall be filled by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the class of directors in which the new directorship was created or the vacancy occurred and until such director’s successor shall have been elected and qualified. No decrease in the number of directors, constituting the Board of Directors shall shorten the term of any incumbent director.

(d) Subject to the rights of the holders of any series of Preferred Stock, any director may be removed from office only with cause and only by the affirmative vote of (i) the holders of at least 80% of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class and (ii) a majority of such shares beneficially owned by persons not affiliated with an Interested Shareholder (as defined in Article 14 of this Certificate of Incorporation).

(e) Notwithstanding any other provisions of this Certificate of Incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this Certificate of Incorporation or by-laws of the corporation), the affirmative vote of the holders of a majority of the combined voting power of the then-outstanding shares of stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend, adopt any provision inconsistent with or repeal this Article.

14.	(1) In addition to any affirmative vote required by law or this certificate of incorporation, and except as otherwise expressly provided in Section (2) of this Article 14, a Business Combination (as hereinafter defined) shall require the affirmative vote of (i) the holders of at least 80% of the voting power of the then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), voting together as a single class, and (ii) a majority of such shares beneficially owned by persons not affiliated with the Interested Shareholder (as hereinafter defined). Such affirmative vote shall be required notwithstanding the fact that no vote may be required or that a lesser percentage may be specified, by law or in any agreement with any national securities exchange or otherwise.

(2) The provisions of Section (1) of this Article 14 shall not be applicable to any particular Business Combination, and such Business Combination shall require only such affirmative vote as is required by law and any other provisions of this certificate of incorporation, if all of the conditions specified in either of the following paragraphs A and B are met or, in the case of a Business Combination not involving the payment of consideration to the holders of outstanding Voting Stock, if the condition specified in the following paragraph A is met:

(A) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined).

(B) All of the following conditions shall have been met:

(i) The aggregate amount of the cash and the Fair Market Value (as hereinafter defined) as of the date of the consummation of the Business Combination (the “Consummation Date”) of consideration other than cash to be received per share by holders of common stock of the Corporation in such Business Combination shall be at least equal to the higher of the following:

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of common stock of the Corporation acquired by it (1) within the two-year period immediately prior to the first public announcement of the proposal of the Business Combination (the “Announcement Date”) or (2) in the transaction in which it became an Interested Shareholder, whichever is higher; or

(b) the Fair Market Value per share of common stock of the Corporation on the Announcement Date or on the date on which the Interested Shareholder became an Interested Shareholder (such later date is referred to in this Article 14 as the “Determination Date”), whichever is higher.

(ii) The aggregate amount of the cash and the Fair Market Value as of the Consummation Date of consideration other than cash to be received per share by holders of shares of any other class of outstanding Voting Stock shall be at least equal to the highest of the following (it being intended that the requirements of this paragraph (B)(ii) shall be required to be met with respect to every class of outstanding Voting Stock, whether or not the Interested Shareholder has previously acquired any shares of a particular class of Voting Stock):

(a) (if applicable) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers’ fees) paid by the Interested Shareholder for any shares of such class of Voting Stock acquired by it (1) within the two-year period immediately prior to the Announcement Date or (2) in the transaction in which it became an Interested Shareholder, whichever is higher;

(b) (if applicable) the highest preferential amount per share to which the holders of shares of such class of Voting Stock are entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation; and

(c) the Fair Market Value per share of such class of Voting Stock on the Announcement Date or on the Determination Date, whichever is higher.

(iii) The consideration to be received by holders of a particular class of outstanding Voting Stock shall be in cash or in the same form as the Interested Shareholder has previously paid for shares of such class of Voting Stock. If the Interested Shareholder has paid for shares of any class of Voting Stock with varying forms of consideration, the form of consideration for such class of Voting Stock shall be either cash or the form used to acquire the largest number of shares of such class of Voting Stock previously acquired by it.

(iv) After the Determination Date and prior to the consummation of such Business Combination; (a) except as approved by a majority of the Continuing Directors, there shall have been no failure to declare and pay at the regular date therefor any full quarterly dividends (whether or not cumulative) payable in accordance with the terms of any outstanding Voting Stock; (b) there shall have been (1) no reduction in the annual rate of dividends paid on the common stock of the Corporation (except as necessary to any subdivision of the common stock), except as approved by a majority of the Continuing Directors, and (2) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of common stock of the Corporation, unless the failure so to increase such annual rate is approved by a majority of the Continuing Directors; and (c) such Interested Shareholder shall have not become the beneficial owner of any additional shares of Voting Stock except as part of the transaction which results in such Interested Shareholder becoming an Interested Shareholder.

(v) After the Determination Date, such Interested Shareholder shall not have received the benefit, directly or indirectly (except proportionately as a shareholder), of any loans, advances, guarantees, pledges or other financial assistance or any tax credits or other tax advantages provided by the Corporation, whether in anticipation of or in connection with such Business Combination or otherwise.

(vi) A proxy or information statement describing the proposed Business Combination and complying with the requirements of the Securities Exchange Act of 1934 and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations) shall be mailed to all shareholders of the Corporation at least 30 days prior to the documentation of such Business Combination (whether or not such proxy or information statement is required to be mailed pursuant to such Act or subsequent provisions).

(vii) Such Interested Shareholder shall not have made any major changes in the Corporation’s business or equity capital structure without the approval of a majority of the Continuing Directors.

(3) For purposes of this Article 14:

(A) The term “Business Combination” shall mean any of the transactions or series of transactions which is referred to in any one or more of the clauses (i) through (v) below.

(i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with (a) any Interested Shareholder or (b) any other Corporation (whether or not itself an Interested Shareholder) which is, or after such merger or consolidation would be, an Affiliate (as hereinafter defined) of an Interested Shareholder; or

(ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Shareholder or any Affiliate of any Interested Shareholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value of $1,000,000 or more; or

(iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Shareholder or any Affiliate of any Interested Shareholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1,000,000 or more; or

(iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of an Interested Shareholder or any Affiliate of any Interested Shareholder; or

(v) any reclassification of securities (including any reverse stock split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving an Interested Shareholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is directly or indirectly owned by any Interested Shareholder or any Affiliate of any Interested Shareholder.

(B) A “person” shall mean any individual, firm, corporation or other entity.

(C) “Interested Shareholder” shall mean any person (other than the Corporation or any Subsidiary and other than any profit-sharing, employee stock ownership or other employee benefit plan of the Corporation or any Subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who or which:

(i) is the beneficial owner, directly or indirectly, of more than 9% of the voting power of the outstanding Voting Stock;

(ii) is an Affiliate or Associate (as hereinafter defined) of the Corporation and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of 9% or more of the voting power of the then outstanding Voting Stock; or

(iii) is an assignee of or has otherwise succeeded to any shares of Voting Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Shareholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933; provided, however, that the term “Interested Shareholder” shall not include any person who, but for this proviso, would be an Interested Shareholder on June 1, 1988.

(D) A person shall be a “beneficial owner” of any share of Voting Stock:

(i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly;

(ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding; or

(iii) which are beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of Voting Stock.

(E) For the purposes of determining whether a person is an Interested Shareholder pursuant to paragraph (C)of this Section (3), the number of shares of Voting Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (D) of this Section (3) but shall not include any other shares of Voting Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

(F) “Affiliate” or “Associate” shall have the respective meanings ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on December 10, 1987.

(G) “Subsidiary” means any Corporation of which a majority of any class of equity security is owned, directly or indirectly, by the Corporation; PROVIDED, HOWEVER, that for the purposes of the definition of Interested Shareholder set forth in paragraph (C) of this Section (3), the term “Subsidiary” shall mean only a Corporation of which a majority of each class of equity security is owned, directly or indirectly, by the Corporation.

(H) “Continuing Director” means any member of the Board of Directors of the Corporation (the “Board”), while such person is a member of the Board, who is unaffiliated with the Interested Shareholder and was a member of the Board prior to the time that the Interested Shareholder, and any successor of a Continuing Director who is unaffiliated with the interested Shareholder and is recommended to succeed a Continuing Director by a majority of Continuing Directors then on the Board.

(I) “Fair Market Value” means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-listed Stocks, or, if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934 on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing sales price or bid quotation with respect to a share of such stock during the 30-day period preceding the date in question on the National Association of Securities Dealers, Inc. Automated Quotations System or any system then in use, or if no such quotations are available, the fair market value on the date in question of a share of such stock as determined in good faith by a majority of the disinterested directors; and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors;

(J) In the event of any Business Combination in which the Corporation survives, the phrase “consideration other than cash to be received” as used in paragraph B(i) and (ii) of Section (2) of this Article 14 shall include the shares of common stock of the Corporation and/or the shares of any other class of outstanding Voting Stock retained by the holders of such shares.

(4) A majority of the Continuing Directors of the Corporation shall have the power and duty to determine for the purposes of this Article 14 on the basis of information known to them after reasonable inquiry, (A) whether a person is an Interested Shareholder, (B) the number of shares of Voting Stock beneficially owned by any person, (C) whether a person is an Affiliate or Associate of another, (D) whether a transaction or a series of transactions constitutes a Business Combination, and (E) whether the assets which are the subject of any Business Combination have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination has, an aggregate Fair Market Value of $1,000,000 or more. Any such determination made in good faith shall be binding and conclusive on all parties.

(5) Nothing contained in this Article 14 shall be construed to relieve any Interested Shareholder from any fiduciary obligation imposed by law.

(6) The fact that any provision complies with paragraph (B) of Section (2) of this Article 14 shall not be construed to impose any fiduciary duty obligation or responsibility on the Board, or any member thereof, to approve such Business Combination or recommend its adoption or approval to the shareholders of the Corporation nor shall such compliance limit, prohibit or otherwise restrict in any manner the Board, or any member thereof, with respect to evaluations of actions and responses taken with respect to such Business Combination.

(7) Notwithstanding any other provisions of this certificate of incorporation or the by-laws of the Corporation (and notwithstanding the fact that a lesser percentage may be specified by law, this certificate of incorporation or by by-laws of the Corporation), the affirmative vote of (a) the holders of 80% or more of the voting power of the then outstanding Voting Stock, voting together as a single class, and (b) a majority of such shares beneficially owned by persons not affiliated with the Interested Shareholder, shall be required to alter, amend or repeal, or adopt any provisions inconsistent with, this Article 14, provided, however, that this Section (7) shall not apply to any alteration, amendment, repeal or adoption unanimously recommended by the Board if all such directors are persons who would be eligible to serve as Continuing Directors within the meaning of Section (3), paragraph H of this Article 14.

15.	The Board of Directors is authorized to alter, repeal or adopt by-laws of the corporation. Any by-laws made by the directors under the powers conferred hereby may be altered, amended or repealed by the directors or by the shareholders.

IN WITNESS WHEREOF, the undersigned has hereunto subscribed this Restated Certificate of Incorporation on April 25, 2022.

By:	/s/ David A Bench
Name:	David A. Bench
Title:	Chief Financial Officer